Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-3 of our report dated March 26, 2025 relating to the consolidated financial statements of Jet.AI, Inc. as of December 31, 2024 and 2023, and for the years ended December 31, 2024 and 2023, appearing in the Prospectus, which is part of this Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

September 2, 2025